Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWERS, PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

Par value $.0001

OF

CALLISTO PHARMACEUTICALS, INC.

(a Delaware corporation)

CALLISTO PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

FIRST: The following resolutions have been adopted by the board of directors and by the holders of a majority in interest of the shares of the Series A Convertible Preferred Stock of the corporation in accordance with Section 242 of the Delaware General Corporation Law for the purpose of amending the corporation’s Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Corporation is hereby authorized and directed to amend Section 4 of the Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock so that it is superceded and replaced as follows:

“Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.  A Fundamental Transaction or Change of Control Transaction shall be treated as a Liquidation.  The Corporation shall mail written notice of any such Liquidation, not less than 10 days prior to the record  date stated therein, to each record Holder.”

RESOLVED, that the Corporation is hereby authorized and directed to amend Section 5(b) of the Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock so that it is superceded and replaced as follows:

“Conversion Price. The conversion price for the Preferred Stock shall equal $0.36 (the “Conversion Price”), subject to adjustment herein.”

RESOLVED, that the Corporation is hereby authorized and directed to amend Section 6(b) of the Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock so that it is superceded and replaced as follows:

“c)           Pro Rata Distributions. If the Corporation, at any time while Preferred Stock is outstanding, shall propose to distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Company shall give the Holders notice of such action not less than 10 days prior to the record date fixed for the determination of the right to receive such distribution to permit the Holder to convert into shares of Common Stock prior to the record date.”

SECOND: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Law of the State of Delaware.

IN WITNESS WHEREOF, CALLISTO PHARMACEUTICALS, INC. has caused this certificate to be signed by its duly authorized officer, this 16th day of September 2009

CALLISTO PHARMACEUTICALS, INC.
a Delaware corporation

/s/ Gary Jacob
Gary Jacob, Chief Executive Officer